Exhibit 99.1

Clovis Oncology Announces Pricing of $250 Million of Convertible Senior Notes

Boulder, CO, September 3, 2014 – Clovis Oncology, Inc. (NASDAQ: CLVS) announced today the pricing of $250 million aggregate principal amount of its 2.50% convertible senior notes due 2021 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Clovis Oncology has also granted the initial purchasers a 30-day option to purchase up to $37.5 million aggregate principal amount of additional notes on the same terms and conditions.

The notes will bear interest at a rate of 2.50% per annum, payable semi-annually on March 15th and September 15th of each year. The notes will mature on September 15, 2021 unless earlier converted, redeemed or repurchased. The holders of the notes may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date at an initial conversion rate of 16.1616 shares of Clovis Oncology’s common stock per $1,000 principal amount of notes, which is equivalent to the initial conversion price of approximately $61.88 per share of common stock. The initial conversion price of the notes represents a premium of approximately 37.5% to the $45.00 per share, the last reported sale price of Clovis Oncology’s common stock on September 3, 2014.

Clovis Oncology will not have the right to redeem the notes prior to September 15, 2018. Holders of the notes may require Clovis Oncology to repurchase for cash all or part of their notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date or upon Clovis Oncology’s issuance of a notice of redemption, Clovis Oncology will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event or during the related redemption period in certain circumstances.

The offering of the notes is expected to close on September 9, 2014, subject to customary closing conditions. The net proceeds from the sale of the notes will be used for general corporate purposes, including funding of Clovis Oncology’s development programs, payments of milestones pursuant to its license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor will there be any sale of notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause Clovis Oncology’s actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the conditions affecting the capital markets, general economic, industry, or political conditions, and the satisfaction of customary closing conditions related to the proposed offering. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Clovis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other reports filed with the Securities and Exchange Commission.

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Contacts:
Anna Sussman	Breanna Burkart
303.625.5022	303.625.5023
asussman@clovisoncology.com	bburkart@clovisoncology.com